Exhibit 10.7

April 20, 2004

David Richter
417 E. Pine Street, # 409
Seattle, WA 98122

Dear David:

        DivXNetworks, Inc. is pleased to formally extend to you an offer of employment for the position of Vice President, General Counsel, based in San Diego, CA. You will be expected to perform various duties consistent with your position, and will report to Jordan Greenhall, CEO. Of course, the Company may change your position, duties, and work location from time to time as it deems necessary.

        Your compensation will be $14,583.33 per month (equivalent to $175,000 per annum), less payroll deductions and all required withholdings. You will be paid semi-monthly. You will be paid a bonus consistent with the bonuses paid to other senior executives of DivXNetworks, Inc. We are also extending you a relocation package of $15,000. This budget will be available at your discretion to use for any costs related to your relocation from Seattle to San Diego. The costs associated with your commuting to San Diego from Seattle before the move (flights and hotel) will be covered outside of this budget by DivXNetworks, Inc. All travel arrangements will be coordinated through the company travel agent and be consistent with the Companies guidelines. The Company expects that you will make the necessary effort to ensure your relocation is completed within a reasonable timeframe not to exceed 3 months.

        It will be recommended to the Board that you be granted an incentive stock option to purchase 225,000 shares of common stock of DivXNetworks, Inc. The price per share for these options will be fixed based on the Company's common stock price for the three days prior to date of grant. This grant will vest with a 1 year cliff at 25% then 1/48 per month thereafter, based upon the grant date.

        If, during your employment with DivXNetworks, Inc., there is a Change of Control, all of the 225,000 option shares shall vest and become exercisable immediately prior to the Change of Control. "Change of Control" shall mean the sale of all or substantially all of the assets of DivXNetworks, Inc. or the acquisition of DivXNetworks, Inc. by another entity by means of consolidation or merger after which the then current shareholders of DivXNetworks, Inc. hold less than 50% of the voting power of the surviving corporation; provided that a reincorporation of DivXNetworks, Inc. shall not be a Change of Control.

        Notwithstanding anything to the contrary in this letter agreement, if your employment with DivXNetworks, Inc. is involuntarily terminated and a Change of Control is announced within six (6) months of such termination date, all of the 225,000 option shares shall vest and be immediately exercisable as of the date of such announcement, and you shall have up to one year to exercise the option. For purposes of this letter, your employment will be deemed involuntarily terminated if your duties are reduced, your title as Vice President, General Counsel is reduced, your compensation and/or benefits are reduced or you no longer report to DivXNetworks, Inc.'s CEO.

        With regard to benefits, you will receive all the benefits available to full time, regular exempt employees of DivXNetworks, Inc. These benefits include medical, dental, life insurance, AD&D, and STD/LTD, for which the premiums for employees are paid 99% by the Company, accrual of 20 days vacation during the year, and 9 paid holidays. In addition, you can contribute to the Company's 401(k) plan; currently there is no Company matching. Details about these benefits are provided in the Benefits Summary, available for your review. DivXNetworks, Inc. may modify your compensation and benefits from time to time as it deems necessary.

        Normal working hours are from 8:30 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments. Additionally, as an employee of DivXNetwork, Inc., you will be expected to abide by the Company's rules and regulations and acknowledge in writing that you have read the Company's Employee Handbook, which will govern the terms and conditions of your employment.

        In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States. On your first day of employment, you will need to provide us with this proof, (please refer to the enclosed list of acceptable documents). If you do not have those documents, please contact me prior to your first day of employment.

        The terms of your employment relationship with DivXNetworks, Inc. is and always will be one of voluntary employment "at will". This means you may terminate your employment with DivXNetworks, Inc. at any time and for any reason whatsoever simply by notifying DivXNetworks, Inc. Likewise, DivXNetworks, Inc. may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. "At will" can't be changed unless in writing by Executive Officer of the Company.

        As an employee of DivXNetworks, Inc. you will have access to confidential information and you may during the course of your employment, develop information or inventions, which will be the properly of DivXNetworks, Inc. To protect the interests of DivXNetworks, Inc., you will be required to sign and comply with the Company's standard "Employee Innovations and Proprietary Rights Assignment Agreement" and it must be accepted by DivXNetworks, Inc. as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or other person or to violate any other obligations you may have to your former employer or other person. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

        This written offer, together with your assigned "Employee Innovations and Proprietary Rights Assignment Agreement," constitutes all conditions and agreements regarding your employment made on behalf of DivXNetworks, Inc. and supersedes any previous written or verbal commitments by the Company. No representative other than me has any authority to alter or add to any of the terms and conditions herein.

        Please contact me to indicate your response to the offer. Upon your acceptance return the original and retain the copy for your records. I have also enclosed our standard "Employee Innovations and Proprietary Rights Assignment Agreement." Following your acceptance, please review, sign, and return the "Employee Innovations and Proprietary Rights Assignment Agreement," along with your signed offer letter. This employment offer expires on April 21st, 2004.

        Your experience and talents will be a strong addition to DivXNetworks, Inc. We are looking forward to having you join our team.

Regards, DivXNetworks, Inc.
/s/ JORDAN GREENHALL Jordan Greenhall CEO

I have read this offer letter in its entirety and agree to the terms and conditions of employment. I understated and agree that, except as provided otherwise in this letter agreement, my employment with DivXNetworks, Inc. is at will.
4-20-04 Date Signed	/s/ David Richter Signature
, 2004 Start Date